Exhibit 5.1

To the Board of Directors of Globant S.A. 37A, avenue J.F. Kennedy, L-1855 Luxembourg Grand Duchy of Luxembourg

Luxembourg, 18 July 2022

Your ref.	: /
Our ref.	: 017966-70000/ 37326226v2
Laurent.Schummer@arendt.com
Tel. : (352) 40 78 78-7710

GLOBANT S.A. – S-8 Registration Statement – Validity of Shares

Dear Madam,

Dear Sir,

We are acting as Luxembourg counsel for Globant S.A., a société anonyme, having its registered office at 37A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés de Luxembourg) under number B 173727 (the “Company”), in connection with the Company’s filing of a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Registration Statement”) relating to the registration of additional one million six hundred thousand (1,600,000) common shares (the “Additional Plan Shares”) to be issued or delivered under the Globant 2014 Equity Incentive Plan (the “Globant 2014 Equity Incentive Plan”).

1.	Scope

In arriving to the opinions expressed below, we have examined and relied on the documents identified in Appendix A hereto as well as on such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

2.	Assumptions

We have assumed for the purposes hereof that the Company will at all times continue to have a sufficient authorised unissued share capital and sufficient authorised unissued common shares with the relevant waivers in force, to issue the common shares to be issued under the Globant 2014 Equity Incentive Plan. We further assume that the board of directors of the Company, or its duly authorised delegates, will duly pass the relevant resolutions for the issue of the Additional Plan Shares in accordance with the Restated Articles of Association, the terms of the Globant 2014 Equity Incentive Plan and applicable law.

For the purposes of the present opinion we have further assumed (i) the genuineness of all signatures and seals and that all documents reviewed are duly signed by the persons purported to have signed them; (ii) the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us; (iii) that there have been no amendments to the documents in the form delivered to us for the purposes of this opinion; (iv) that there is no other resolutions, decisions, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion and that the documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion; (v) that no proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Globant 2014 Equity Incentive Plan and/or issue the Additional Plan Shares; (vi) that the terms used in the documents reviewed carry the meaning ascribed to them in vernacular English; (vii) that the terms governing the Globant 2014 Equity Incentive Plan are legal, valid and binding under their respective applicable laws; (viii) that the corporate bodies of the Company have approved the terms of the Globant 2014 Equity Incentive Plan, pursuant to which the Additional Plan Shares will be issued, in accordance with applicable laws; (ix) that upon issue of any Additional Plan Shares the Company will receive payment in cash of an issue price at least equal to the nominal value thereof; (x) that the Additional Plan Shares will be issued within the limits of the authorized share capital of the Company; (xi) that there will be no amendments to the authorised share capital of the Company which would adversely affect the issue of the Additional Plan Shares and the conclusions stated in this opinion; and (xii) that the head office (administration centrale), the place of effective management (siège de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

The opinions expressed herein are subject to all limitations by reason of gestion contrôlée, concordat, faillite, bankruptcy, moratorium (sursis de paiement) and other, insolvency, moratorium, controlled management, general settlement with creditors, reorganisation or similar laws affecting creditors’ rights generally.

3.	Opinion

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Additional Plan Shares, once subscribed, fully paid-up and issued under the authorized share capital and in accordance with the Restated Articles of Association, the Resolutions (as defined below) and the Globant 2014 Equity Incentive Plan, will be validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

4.	Qualifications

This opinion speaks as of the date hereof and is subject to all limitations by reason of national or foreign bankruptcy, insolvency, winding-up, liquidation, moratorium, controlled management, suspension of payment, voluntary arrangement with creditors, fraudulent conveyance, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof which affect the opinion in any respect.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Additional Plan Shares by the Company. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg Bar.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Laurent Schummer

Partner

APPENDIX A – DOCUMENTS

1.	A copy of the updated articles of association of the Company as at 22 April 2022 (the “Restated Articles of Association”).

2.	A scanned copy of the signed written resolutions of the board of directors of the Company dated 2 July 2014 approving, among others, the 2014 Equity Incentive Plan (the “Resolutions 1”).

3.	A scanned copy of the signed written resolutions of the board of directors of the Company held on 8 June 2022 approving, among others, the amendment of the Globant 2014 Equity Incentive Plan in order to increase the number of common shares available under that plan by a total of one million six hundred thousand (1,600,000) additional common shares and delegating power to the chairman of the board of directors and Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the General Counsel of the Company regarding the filing of the Registration Statement (the “Resolutions 2”, and together with the Resolutions 1, the “Resolutions”).

4.	A scanned copy of the signed Globant 2014 Equity Incentive Plan dated 2 July 2014.

5.	A scanned copy of the signed amendment N° 1 to the Globant 2014 Equity Incentive Plan dated 2 June 2016.

6.	A scanned copy of the signed amendment N° 2 to the Globant 2014 Equity Incentive Plan dated 12 April 2019.

7.	A scanned copy of the signed amendment N° 3 to the Globant 2014 Equity Incentive Plan dated 19 May 2021.

8.	A scanned copy of the signed amendment N° 4 to the Globant 2014 Equity Incentive Plan dated 15 July 2022.

9.	A copy of the certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 18 July 2022 and issued by the Luxembourg Trade and Companies’ Register in relation to the Company.

10.	An excerpt dated 18 July 2022 in respect of the Company issued by the Luxembourg Trade and Companies’ Register.

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